Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Award Plan of Cbeyond, Inc. and Subsidiaries of our reports dated March 15, 2007, with respect to the consolidated financial statements financial statement, schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Cbeyond, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 16, 2007.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 2, 2007